STATEMENT OF WORK: PopCom, Inc.
CTO RETAINER AGREEMENT

This Statement of Work is an agreement between Big Kitty Labs LLC ("BKL",) 4510 Kenny Road, Suite 2, Columbus, OH 43220 and PopCom, Inc., Columbus, Ohio, United States. This document is binding upon signing of both parties.

OBJECTIVE

The goal is to create an ecommerce platform for self-service retail (**vending machines and kiosks**) that collects and analyzes customer data like Shopify + Google Analytics

PopCom, Inc. requires the services of a part time CTO/CPO to assist in guiding the company in creating the platform

CTO/CPO Dual Role Retainer

Primary Actors:
Dan Rockwell, CTO / CPO oversight
Paul Cook, Project Manager, Liaison to CTO

Secondary Actors:
George Ressler, Director of User Experience, Liaison to CPO
Tushar Kulkarni, Dev Ops Manager

Executive Summary

The following outlines the roles and responsibilities of the dual role Chief Technology Officer CTO, and Chief Product Officer CPO, addressing the possible day-to-day, weekly, and monthly tasks. Role delegation will be provided by CTO to all actors in the retainer.

Job Description
Assure the successful execution of the company's business mission through development, deployment, and management of the company's software product. Provide technical expertise for strategic planning and business operations.

Roles and Responsibilities:
- Strategy and Planning
- Vendor Wrangling (getting them all sorted, understood, organized)

- Identify key metrics for application success
- Identify processes for collecting metrics data
- Develop information security plan
- Collaborate with founders to define requirements for the application
- Collaborate with founders to define roadmap for application development, including scope of for additional stages.
- Assist in the ideation of current and new feature requirements.
- Direct and engage CPO and Project Managers along with extended development crew to meet desired outcomes for product success.

Product Architecture and Development

- Evaluate and identify technology platforms for delivering the application, including programming language, software frameworks, and database systems
- Identify and plan for possible integrations with other software systems
- Establish process for version control, including selection of repository software, as well as, policies for managing version control process within engineering team.
- Develop strategy for scaling application and provide guidance during development of application to account for future scalability
- Conduct code reviews to assure code quality, consistency, and standards are maintained

Product/Project Management

- Implement project management process
- Identify and select project management software to support PM process
- Oversee roadmap integration into project management cycle
- Manage assignment of tasks from PM software to appropriate engineering assets on a weekly basis
- Establish timelines for completing tasks and continually evaluate effectiveness of meeting timeline goals
- Assess weekly effectiveness of meeting development goals
- Triage bug reports and feature requests into project management software
- Create initial requirements tasks for MVP in project management software
- Create and manage release management process

Systems Administration

- Identify and set up servers for development, QA (Quality Assurance), and production application
- Identify and implement backup strategy for data and server assets
- Identify security risks and implement security measures to address any security risks
- Identify and establish application performance monitoring tools and procedures

Quality Assurance and Testing

- Identify and implement QA process including testing, validation, and requirements for passing QA
- Execute QA process for new builds of application
- Generate issues for PM software during QA
- Manage issues generated from QA

Operations Management

- Establish customer service and support processes
- Collaborate with founders to define and develop job descriptions for growing team
- Identify strategies for finding applicants for engineering team positions
- Conduct applicant interviews for engineering roles
- Provide recommendations on hiring for engineering roles
- Identify and develop budget for future development
- Analyze and manage costs of development within established budgets for application development
- Assist in identifying and selecting additional software systems used by company to manage day to day business operations
- Identify and implement internal communications system
- Assist in identifying and defining needs for technical roles in company
- Review and evaluate engineering team and individual performances

Activities - of CTO and or delegated by

- Weekly or BiWeekly Team standup PM (brief meeting to review what done and in progress)
- Project management tool use/education as required for team
- Code completion report, and progress / forecasting reports

PROCESS

The current platform understanding schematic (as on 10th March 2018) is provided below. This will be edited and updated over the course of various meetings scheduled with other vendors of the platform during March 2018.



Some aspects of the project scope are independent and therefore can be started immediately, while others are largely dependent on multiple vendors, which need to be planned for delivery at a date later to when their respective components are delivered.

Currently, such (unknown) touch points include:

1. Communication with the dispensing unit of the kiosk
2. Communication with the credit card reader of the kiosk
3. Choice of device and internet connectivity of the ad serving screen of the kiosk
4. Communication with Samsung tech for fetching targeted ads

However all 1-4 conversations are in progress current as of 3/20/18 and clarity should be achieved shortly.

Vendors we see in this stack of technology, and our current engagement as of 3/20/2018:

- [x] Kairos API documentation
- [ ] Samsung SDS API documentation (call happening 3/23)
- [x] Wyzerr integration documentation
- [ ] Dispenser Unit integration documentation (confirmation call with Lotus pending)
- [ ] Magnetic credit card reader Java SDK (current exploring per Dawns note)
- [ ] Saumsung Ad management (or DoMedia?) API documentation (call on 23rd)
- [ ] Blockchain connectivity documentation (phase 2)

We would also need access to the following items from the customer:

- [ ] Google play store publisher account
- [ ] Access to domain registrar
- [ ] Access to a single email account for sending notification emails
- [ ] Existence of a wildcard SSL on the domain or getting a new domain & SSL for hosting the web application and API interface

- [ ] AWS console account, activated
- [ ] Stripe account, activated
- [ ] Approval for proposed server architecture (depicts monthly usage costs)

DELIVERABLES

Project Reports:

1. Weekly scrum and task assignments on Asana with tracking


My Tasks
Inbox
Dashboard
Search
PopCom
Board
Timeline
Calendar
Conversations
Progress
Files
Ecomm App
Specification availability
Backend API
Dummy dispenser setup for offshore development
Development
QA
SIT
UAT
Ad App
Specification availability
Hardware connections check
Development
QA
SIT
UAT
Admin Backend
architecture (and coding) approval
environment setup
UI markups
Development
QA
SIT
UAT
Expected Information
Environment and Hosting
Dispenser module connections
Samsung Pay connections
Ad management platform connections
Kairos API documentation and account details
Wyzerr account access
Card Reader SDK

2. Weekly project status report (Excel sheet) sent to client over email, similar to below (may change based on discussion with client)


Project : GiftPocket
Challenges
0
Action Items
Open 14
Closed 29
Total 43
Progress Analysis
Focus Areas | Completed | WIP | Pending | Planned | Completion %
App Screens | 25 | 3 | 0 | 3 | 81%
APIs + Back End | 0 | 0 | 0 | 0 | 0%
Total | 25 | 3 | 0 | 3 | 81%
Queries
0
Open
Closed
14
29
Completed
WIP
Pending
Planned
App Screens
APIs + Back End
Dashboard
Challenges
Tasks
Action Items
Queries
References

3. Weekly (fortnightly, for the first month) calls with client for project status report, where the discussion is centered around that week's project report and plans for contingencies, if applicable.

UberConference Big Kitty Labs bridge: https://uberconference.com/bigkittylabs

FEES

We offer PopCom, Inc. our discounted blended rate of $125/hr.

$5000.00 / Per month, approx 10 hr each week.

Consulting rate applies to the following individually:

- Dan Rockwell (CTO/Client Product Manager)
- George Ressler (Product UX Expert)
- Paul Cook (Onsite Project Manager / Platform SPOC)
- Tushar Kulkarni, DevOps

Assumptions:

- PopCom shares all marketing events,strategy notes with CTO/CPO
- Any travel required for CTO/CPO will be in addition to monthly retainer expense

TERMS

These Standard Terms and Conditions govern the SOW above prepared by Big Kitty Labs, LLC ("BKL") for PopCom, Inc. from now on in this document known as "Client". The SOW, subject to these Standard Terms and Conditions and the Additional Provisions set forth on Exhibit B, shall become an effective agreement between Client and Big Kitty Labs ("BKL") when signed by both parties.

1. Nature of Work.

The price quote in the SOW has been prepared to the best of our knowledge based on the description of the project provided to us. Changes in the direction or scope of the project may result in different costs to Client.

2. Compensation.

In consideration of BKL completing the project described in the SOW, Client shall pay BKL the amounts, and according to the schedule, set forth in the SOW. In addition, Client shall reimburse BKL for all out-of-pocket expenses incurred by BKL in performing services under this Agreement. Late payments by Client shall be subject to late penalty fees of the lesser of 2% per month or the maximum allowed under state law from the due date until the amount is paid. In the event BKL engages legal counsel for the purpose of collecting past due amounts owed BKL for compensation and expenses, BKL shall be entitled to recover its reasonable attorneys' fees and costs of suit incurred, from Client.

3. Ownership of Deliverable's.

All code created over the course of this engagement is the property of Client. BKL assigns to Client all right, title and interest in the copyrights in the work product created by BKL pursuant to this Agreement (the "Work Product"). BKL will sign any further documents reasonably requested by Client to put into effect the assignment of these rights.

Notwithstanding the foregoing, Client acknowledges that BKL owns or holds a license to use and sub-license various development or authoring tools it uses to create Work Product for its clients. By way of example, such tools may include, but are not limited to, such items as: HTML code, Java code, Java applets, subroutines, search engines and toolbars for maneuvering between pages. Such material shall be referred to as "Developer's Tools." BKL retains all right, title and interest, including all copyright, patent rights and trade secret rights in Developer's Tools. Subject to full payment of all amounts due under this agreement, BKL grants Client a nonexclusive, perpetual

worldwide license to use the Developer’s Tools to the extent included in the Work Product and for all updates and revisions thereto.

4. Client Representations and Warranties.

Client represents and warrants to BKL as follows: (i) Client has the authority to enter into and perform its obligations under this agreement; (ii) Client has or will obtain all necessary and appropriate rights and licenses to grant the license to BKL to use any images, text or design elements provided by Client for use in the Work Product; and (iii) Client has or will obtain any authorizations necessary for hypertext links to any other third party websites. Client will indemnify BKL from any third−party claims resulting in losses, damages, liabilities, costs, charges, and expenses, including reasonable attorney fees, arising out of any breach of any of Client.

5. BKL Representations and Warranties.

Subject to the provisions set forth below regarding patent rights, BKL hereby represents and warrants that the Work Product will not infringe or misappropriate the intellectual property rights of any third party. To the extent any material used by BKL contains matter proprietary to a third party, BKL shall have obtained a license from the owner permitting the use of such material in the Work Product upon terms that shall be approved in advance by Client. BKL will not knowingly infringe upon any existing patents of third parties in the performance of services required by this agreement, but BKL MAKES NO WARRANTY OF NON-INFRINGEMENT of any United States or foreign patent.

BKL warrants that the Work Product will conform to the specifications set forth in the SOW. BKL does not warrant that the operation or use of the Work Product will be uninterrupted or error-free. BKL EXCLUDES ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. Limitation of BKL's Liability to Client.

In no event shall BKL be liable to Client for lost profits of Client, or special or consequential damages, even if BKL has been advised of the possibility of such damages. BKL’s total liability under this Agreement for damages, costs and expenses, regardless of cause, shall not exceed the total amount of fees paid to BKL by Client under this agreement less that amount paid by BKL to third-party service providers.

7. Independent Contractor.

In BKL's performance of its duties and obligations under this agreement, it is mutually understood and agreed that BKL is and will be an independent contractor of Client. Nothing in this agreement shall be construed as creating a partnership or joint venture between BKL and Client. BKL reserves the right to engage the services of third parties to complete the project described in the SOW.

8. Miscellaneous.

This agreement is governed by and construed in accordance with the laws of the State of Ohio. The parties designate the courts located in Franklin County, Ohio as courts of proper jurisdiction and venue with respect to any action or controversy under this agreement and waive any defenses to jurisdiction and venue with respect to any actions brought in such courts. This agreement is binding upon and inures to the benefit of and is enforceable by the parties to this agreement and their respective successors and assigns. This agreement constitutes the entire agreement of the parties and supersedes any prior agreements and understandings, whether oral or written, between them with respect to the subject matter of this agreement. This agreement may not be terminated, modified, or amended orally or by any course of conduct or usage of trade except by an agreement in writing duly executed by the parties. Any waiver of a breach of any provisions of this agreement is limited to the particular breach, and should not be deemed to be a continuing waiver of the same breach, and should not be deemed a waiver of any other provision of this agreement. If any portion of this agreement is determined to be unenforceable or invalid, the remainder of this agreement remains binding and effective against all parties and their respective successors and assigns. This agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same agreement. All representations, warranties, covenants and agreements in or under this agreement, and in any other documents executed or delivered pursuant to this agreement or in connection with the transactions contemplated by this agreement, survive the execution, delivery and performance of this agreement. Each party will execute, acknowledge or verify, and deliver any and all documents that may from time to time be reasonably requested by the other party to carry out the purpose and intent of this agreement.

ACCEPTANCE

POPCOM, INC. I Dawn Dickson

1/1/2018

Signature Date

BIG KITTY LABS LLC I Dan Rockwell

1/1/2018

Signature Date

Audit Trail

TITLE	CTO agreement
FILE NAME	BKL_POPCOM_RETAINER_CTO_3292018.pdf
DOCUMENT ID	5948ba5fa9d5190e9a390d0a323ea74425a3b067
AUDIT TRAIL DATE FORMAT	MM / DD / YYYY
STATUS	● Completed

Document History

SENT	**02 / 26 / 2020** 04:47:43 UTC	Sent for signature to Dan Rockwell (dan@bigkittylabs.com) from dawn@solutionsvending.com IP: 24.95.63.237
VIEWED	**02 / 26 / 2020** 04:48:24 UTC	Viewed by Dan Rockwell (dan@bigkittylabs.com) IP: 71.79.246.200
SIGNED	**02 / 26 / 2020** 16:30:28 UTC	Signed by Dan Rockwell (dan@bigkittylabs.com) IP: 174.103.106.198
COMPLETED	**02 / 26 / 2020** 16:30:28 UTC	The document has been completed.